Exhibit 5.1

                                                April 11, 2003

CONMED Corporation
525 French Road
Utica, New York 13502

Ladies and Gentlemen:

            In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 34,634 shares (the "Securities") of Common Stock, par value $0.01 per share, of CONMED Corporation, a New York corporation (the "Company"), I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

            Upon the basis of such examination, I advise you that, in my opinion, when the registration statement relating to the Securities (the "Registration Statement") has become effective under the Act and the Securities have been duly issued and transferred as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

            The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

            I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

            I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Validity of Common Stock" in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                Very truly yours,


                                /s/ DANIEL S. JONAS